UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 30, 2025

CN Healthy Food Tech Group Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41898	85-4105289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2712, Zhuhai Center Building

No. 1663 Yinwan Road, Xiangzhou District

Zhuhai, China 519000

(Address, including zip code, of principal executive offices)

(+86) 516-4577777

Registrant’s telephone number, including area code

Iron Horse Acquisitions Corp.

P.O. Box 2506,

Toluca Lake,California 91610

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	UCFI	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	UCFIW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Unless the context otherwise requires, “we,” “us,” “our,” “CN Healthy” and the “Company” refer to CN Healthy Food Tech Group Corp., a Delaware corporation (f/k/a Iron Horse Acquisitions Corp., a Delaware corporation), and its consolidated subsidiaries following the Closing (as defined below). Unless the context otherwise requires, references to “Iron Horse” refer to Iron Horse Acquisition Corp., a Delaware corporation, prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company.

Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus (as defined below) in the section entitled “Frequently Used Terms” beginning on page 2 thereof, and such definitions are incorporated herein by reference.

Item 1.01. Entry into a Material Definitive Agreement.

Business Combination

As disclosed in the proxy statement/prospectus (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) by Iron Horse on May 15, 2025, Iron Horse entered into a Business Combination Agreement (the “Original BCA”), dated as of September 27, 2024 (as amended and restated on December 18, 2024, and as further amended on August 31, 2025 and September 12, 2025, the “BCA”), with Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (“CFI”), and Rosy Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Seller”) and the owner of 100% of the issued and outstanding capital stock of CFI. On December 18, 2024, Iron Horse, CFI and the Seller entered into an Amended and Restated Business Combination Agreement (the “Amended BCA”), pursuant to which parties (i) included CFI was included as a party to the Business Combination made certain representations and warranties; (ii) agreed that compensation to the Sponsor in the amount of $2,000,000 should be paid at the Closing; and (iii) updated Section 11.6 of the Original BCA to include the additional Acquiror expenses that will be paid by the Seller at the Closing and to include that the Acquiror Financing Note (as defined in the Amended BCA) will remain outstanding if the Closing does not occur due to a Terminating Acquiror Breach (as defined in the Amended BCA), that is not cured, or regulatory action.

On August 31, 2025, Iron Horse entered into an amendment to the Amended BCA (“Amendment No. 2”) with Seller and CFI. Prior to the Amendment No. 2, the Amended BCA provided that Iron Horse may terminate the Business Combination Agreement if the closing of the Business Combination has not occurred on or before September 1, 2025 (the “Agreement End Date”). Pursuant to the Amendment No. 2, the Agreement End Date is extended from September 1, 2025 to September 15, 2025. On September 12, 2025, Iron Horse entered into another amendment to the Amended BCA with Seller and CFI to further extend the Agreement End Date from September 15, 2025 to September 30, 2025.

The Business Combination Agreement provided that, at the Closing, Iron Horse would purchase from Seller the issued and outstanding ordinary shares of CFI in exchange for shares of common stock of Iron Horse, par value $0.0001 per share (the “Common Stock”), as a result of which CFI would become a wholly owned subsidiary of Iron Horse (the “Business Combination” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

Special Meeting and Closing of the Transactions

On June 20, 2025, Iron Horse held a special meeting, at which the Iron Horse stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Business Combination Agreement and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in the Proxy Statement/Prospectus.

Pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, following the Special Meeting, on September 30, 2025 (the “Closing Date”), the Transactions were consummated (the “Closing”).

Item 2.01 of this Report discusses the consummation of the Transactions and the entry into agreements relating thereto and is incorporated herein by reference.

Shareholder Support Agreement

On February 27, 2025, Seller, Iron Horse and CFI entered into a voting and support agreement pursuant to which, among other things, Seller agreed that it would not transfer and would vote its ordinary shares of CFI in favor of the Business Combination Agreement (including by execution of a written consent) and the Transactions, and that it would take such other actions as may be necessary to further its performance of the Business Combination Agreement and the consummation of the Transactions.

Sponsor Support Agreement

On March 6, 2025, Seller, Iron Horse and Bengochea SPAC Sponsors I LLC, a Delaware limited liability company (the “Sponsor”) entered into a voting support agreement pursuant to which, among other things, the Sponsor agreed that it would not transfer and would vote its shares of Common Stock and Iron Horse’s preferred stock, or any additional shares of Common Stock or Iron Horse’s preferred stock that it acquires prior to the Stockholder Meeting (as defined in the Business Combination Agreement), in favor of the Business Combination Agreement and the Transactions and each of the Transaction Proposals.

Letter Agreement

On April 2, 2025, the Sponsor and Zhenjun Jiang, entered into the Letter Agreement that provided for additional funding, in the form of loans, by the Sponsor to Iron Horse, and by Mr. Jiang to the Sponsor to support certain of the financial obligations of Iron Horse through the consummation of the Business Combination.

The Letter Agreement contemplated that the Sponsor would loan, in the aggregate, $650,000 to Iron Horse (the “Loan”). The Loan would be made pursuant to the promissory note, dated November 30, 2021, as amended on July 22, 2023. $200,000 was loaned to Iron Horse on April 3 and 4, 2025.

The balance of the Loan in the aggregate amount of $450,000 will be made in two tranches to the Sponsor by Mr. Jiang. The first tranche in the amount of $229,770 was delivered by Mr. Jiang to the Sponsor on March 25, 2025, and loaned to Iron Horse by the Sponsor to make the extension payment to extend the date by which Iron Horse can consummate the Business Combination to June 29, 2025. The second tranche in the amount of $220,230 was paid directly to Iron Horse by Mr. Jiang on behalf of the Sponsor on May 20, 2025.

The Loan shall be reduced by $73,511.33 which is 50% of any amount in excess of $2,000,000 that remained in the Trust Account after the consummation of the Business Combination. The Sponsor has agreed to repay the balance to Mr. Jiang no later than March 31, 2026. As an incentive to the funding the Loan, CFI has excluded 200,000 of the Founder Shares held by the Sponsor from the Lock-Up.

Lock-Up Agreement

On September 30, 2025, in connection with the consummation of the Business Combination, the Seller entered into lock-up agreements with Iron Horse pursuant to which, among other things, Seller agreed that it would not sell, for 180 days after September 30, 2025, the shares of Common Stock it receives under the Business Combination Agreement.

Registration Rights Agreement

On September 30, 2025, CN Healthy entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) with the Sponsor and other investors (collectively, the “Iron Horse Insiders”). The A&R Registration Rights Agreement provides the Iron Horse Insiders with resale registration rights for specified Iron Horse securities following the closing of the Business Combination.

“Registrable Securities” include (i) 1,967,000 Founder Shares, (ii) 2,457,000 private warrants and the underlying shares, (iii) the consideration shares issuable to the Seller at closing, (iv) 500,000 consulting shares issuable to each of Jose A. Bengochea and William Caragol at closing, and (v) any securities issuable upon conversion of certain loans, plus customary anti-dilution adjustments.

The A&R Registration Rights Agreement provided that CN Healthy must file a shelf registration covering all Registrable Securities on or before five business days after consummation of the Business Combination and use commercially reasonable efforts to obtain effectiveness promptly and to file the related Rule 424 prospectus within two business days after effectiveness. By agreement of the parties dated October 6, 2025, the A&R Registration Rights Agreement was amended to require that the initial filing be made no later than October 20, 2025. In addition to mandatory registration, the Iron Horse Insiders receive customary piggy-back rights (subject to underwriter cutbacks) and up to two short-form (Form S-3) demand resales (non-underwritten) meeting a minimum size threshold.

The A&R Registration Rights Agreement includes customary suspension mechanics, blue sky efforts, listing cooperation, indemnification and contribution, Company payment of registration expenses (excluding selling commissions), and Rule 144 covenants.

Consulting Agreements

On September 30, 2025, in connection with the consummation of the Business Combination, CN Healthy into a Consulting Agreement with each of Mr. Bengochea and Mr. Caragol (the “Consulting Agreements”), which became effective at the closing. Mr. Bengochea and Mr. Caragol shall assist CN Healthy’s management and Board of Directors with advisory services as mutually agreed. The Consulting Agreement will be for a six-month term post-Closing, unless earlier terminated or extended by the parties. The consulting fee shall be 500,000 restricted shares of the Company’s common stock, which shares shall be registered on a registration statement post-Closing. Any additional compensation to be paid upon extension of the term shall be mutually agreed to by and between CN Healthy and each of Mr. Bengochea and Mr. Caragol. CN Healthy shall reimburse each of Mr. Bengochea and Mr. Caragol for ordinary and customary expenses incurred in performing the consulting services. Any extraordinary expenses, require consent of the Company.

Satisfaction and Discharge Agreement with DBC

On September 30, 2025, the Company entered into a Satisfaction and Discharge of Indebtedness Agreement (the “DBC Satisfaction Agreement”) in connection with the Underwriting Agreement, dated December 27, 2023 (the “Underwriting Agreement”), with D. Boral Capital LLC, formerly known as EF Hutton, LLC (“DBC”), in which pursuant to that certain Underwriting Agreement the Company was due to pay $2,518,500 to DBC as deferred underwriting commission (the “Deferred Underwriting Commission”) upon the closing of the business combination. In lieu of the Company tendering the full amount of Deferred Underwriting Commission, the Company and DBC entered into the Satisfaction Agreement, pursuant to which DBC accepted a combination of $500,000 in cash (the “DBC Cash Payment”) upon the closing of the Business Combination, and a $2,018,000 promissory note (the “DBC Promissory Note”) as full satisfaction of the Deferred Underwriting Commission. Satisfaction and discharge of the Deferred Underwriting Commission is dependent on the Company’s delivery of the Cash Payment at the closing of the Business Combination and the execution of the DBC Promissory Note within forty-five (45) days from the execution of the DBC Satisfaction Agreement. In the event that the Company fails to repay the amount due under the DBC Promissory Note within forty-five (45) days of its execution, the Company agrees to issue five million shares of its Common Stock (which it has reserved) to DBC, provided that no such issuance would result in DBC’s beneficial ownership exceeds 4.99% of the outstanding shares of CN Healthy’s Common Stock, and cause to be filed with the SEC a registration statement under the Securities Act of 1933, as amended.

The summary above is qualified in its entirety by reference to the complete text of the DBC Satisfaction Agreement and the DBC Promissory Note, a copy of each is attached hereto as Exhibits 10.1 and 10.2 and is incorporated herein. Unless otherwise defined herein, the capitalized terms used above are defined in the Satisfaction Agreement.

On September 30, 2025, Iron Horse and CFI jointly issued a $2,018,000 senior promissory note to DBC, maturing November 17, 2025, bearing 15% default interest upon an event of default as defined therein. On the same day, Iron Horse paid $500,000 in cash to DBC.

Satisfaction and Discharge Agreement with Sponsor

On September 30, 2025, the Company reached an understanding with the Sponsor to addresses CFI’s obligation under the Business Combination Agreement to fund $3,079,293.09 of Sponsor payments (the “Sponsor Debt”) at the closing of the Business Combination. As part of the understanding, Iron Horse paid $1,657,949.96 in cash to the Sponsor to the Sponsor to repay the Sponsor Debt in part.

Separately, also on September 30, 2025, Iron Horse (and its successors in interest, including CN healthy) issued a senior promissory note (the “Sponsor Promissory Note”) in the original principal amount of $1,421,343.13 to the Sponsor. The Sponsor Promissory Note matures on November 15, 2025; upon any Event of Default (defined in below), the outstanding balance bears default interest at 15% per annum until cured.

To secure repayment, Iron Horse reserved with Continental Stock Transfer & Trust (“Continental”) 5,000,000 shares of Common Stock (the “Sponsor Reserve Shares”) pursuant to irrevocable transfer agent instructions on September 30, 2025. If the principal amount of the Sponsor Promissory Note is not timely paid, the Sponsor may, without Iron Horse or the Company’s consent, deliver a notice directing Continental to transfer Reserve Shares (subject to a 4.99% beneficial-ownership cap) to itself (the “Sponsor Delivery Notice”); failure to deliver within 48 hours constitutes an Event of Default (as defined in below) which triggers the 15% default interest as described above. The Company must file a resale registration statement for any Reserve Shares issued within 60 days of Continental’s receipt of a Sponsor Delivery Notice.

Events of Default include failure to deposit/maintain/deliver Reserve Shares, failure to eliminate legal/listing impediments, failure to pay any remaining balance within five business days after the Holder’s last sale of Reserve Shares, and specified bankruptcy events (with acceleration upon certain triggers). The note is prepayable without premium, includes fee-shifting (including in-house counsel), provides for e-mail notice, and is governed by New York law with exclusive New York forum selection.

The summary above is qualified in its entirety by reference to the complete text of the Sponsor Promissory Note, a copy of each is attached hereto as Exhibit 10.3 and is incorporated herein. Unless otherwise defined herein, the capitalized terms used above are defined in the Satisfaction Agreement.

Promissory Note to Cover Closing Costs

On September 29, 2025, Iron Horse and its successors in interest (including CN Healthy, the “Borrower”) issued a promissory note (the “Jiao Note”) to Yanjun Jiao (the “Lender”) to cover part of the costs of the Business Combination. The Jiao Note bears no interest and has a principal amount matures on October 13, 2025. In the event that the Borrower fails to repay the Jiao Note by October 13, 2025, the Lender may elect to convert the unpaid principal amount into a total of 650,000 shares of Common Stock of CN Healthy. Iron Horse received the principal amount of $1,000,000 on September 29, 2025. The summary above is qualified in its entirety by reference to the complete text of the Jiao Note, a copy of each is attached hereto as Exhibit 10.3 and is incorporated herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As described in Item 1.01 above, on June 20, 2025, Iron Horse held the Special Meeting, at which the Iron Horse stockholders considered and adopted, among other matters, a proposal to approve the Business Combination Agreement and the Transactions. On September 30, 2025, the Business Combination was consummated. In connection with the Closing, Iron Horse changed its name from Iron Horse Acquisitions Corp. to CN Health Food Tech Group Corp.

Holders of 6,701,349 shares of Common Stock, sold in Iron Horse’s initial public offering properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from Iron Horse’s initial public offering, calculated as of two business days prior to the Closing, which was approximately $10.60 per share, or $71,066,578.63 in the aggregate.

As a result of the Business Combination, each outstanding unit of Iron Horse into (i) one share of Common Stock, par value $0.0001 per share, (ii) one right to receive one-fifth (1/5) of a share of Common Stock upon the consummation of the Business Combination, and (iii) one warrant to purchase one share of Common Stock at an exercise price of $11.50 per share.

Each share of the common stock of Iron Horse was converted into one share of Common Stock of CN Healthy. Each warrant of Iron Horse was converted into one warrant of CN Healthy. Each right of Iron Horse was converted to one-fifth (1/5) of a share of Common Stock of CN Healthy. From and after the September 30, 2025, CN Healthy had no further rights outstanding.

After giving effect to the Transactions, the redemptions as described above, and the consummation of the Business Combination, there are currently 51,235,000 shares of Common Stock issued and outstanding.

The Common Stock and warrants of the Company (“Warrants”) commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “IROH” and “IROHW,” respectively, on October 1, 2025, subject to ongoing review of the Company’s satisfaction of all listing criteria following the Business Combination.

Following its listing on Nasdaq on October 1, 2025, the Company was notified by Nasdaq that it had received a notification from personnel at the China Securities Regulatory Commission (the “CSRC”) informing Nasdaq that the CSRC had not yet completed its process of review of the Company’s U.S. listing. As a result, Nasdaq has halted trading in the Company’s Common Stock and Warrants while it seeks clarification of these matters from the Company.  The Company believes it has satisfied its obligations with respect to the CSRC and has received a legal opinion from its Chinese securities counsel to that effect.  The Company has provided Nasdaq with additional documentation and is awaiting further information at this time.

As noted above, an aggregate of approximately $71,066,578.63 was paid from the Iron Horse’s trust account to holders that properly exercised their redemption right, and the remaining balance immediately prior to the Closing of approximately $2,147,022.66 remained in the trust account was used to fund the Business Combination.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as the Company was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Report, the Company has ceased to be a shell company. Accordingly, the Company is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Report contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of the Company and may include statements for the future. Forward-looking statements appear in a number of places in this Report including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of the Company as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by the Company and the following:

●	the Company’s ability to meet expectations related to its products, technologies and services and its ability to attract and retain revenue-generating customers and execute on its growth plans;

●	the failure to realize the anticipated benefits of the Business Combination;

●	the Company’s following the Business Combination, to maintain the listing of Iron Horse’s securities on Nasdaq;

●	costs related to the Business Combination;

●	the risk of actual or alleged failure to comply with data privacy laws and regulations;

●	the outcome of any legal proceedings that may be instituted against the Company related to the Business Combination;

●	the attraction and retention of qualified directors, officers, employees and key personnel of the Company following the Business Combination;

●	the impact from future regulatory, judicial, and legislative changes in the Company’s industry;

●	those factors set forth in documents filed, or to be filed, with SEC by the Company, Iron Horse and CFI.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Iron Horse and CFI prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in Report. Except to the extent required by applicable law or regulation, the Company undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Business

The business of the Company is described in the Proxy Statement/Prospectus in the section entitled “Information About CFI Group” beginning on page 126 thereof and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in 1) Iron Horse’s current report on Form 8-K filed with the SEC on September 30, 2025, 2) Iron Horse’s Prospectus Supplement to the Proxy Statement/Prospectus filed on September 30, 2025, and 3) the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 45 thereof and are incorporated herein by reference. A summary of the risks associated with the Company’s business are also described on pages 13-15 of the Proxy Statement/Prospectus under the heading “Summary of Risk Factors” and are incorporated herein by reference.

Financial Information

Consolidated Financial Statements

The unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2025 of CFI set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Legacy Blaize’s financial position, results of operations and cash flows for the period indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of CFI as of and for the year ended December 31, 2024 and the period from August 14, 2023 (inception) through December 31, 2023, and the related notes included in the Proxy Statement/Prospectus, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CFI” beginning on page 173 of the Proxy Statement/Prospectus and the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

The audited consolidated financial statements of CFI as of and for the year ended December 31, 2024 and the period from August 14, 2023 (inception) through December 31, 2023 and the related notes are included in the Proxy Statement/Prospectus beginning on page F-2 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2024 is included in the Proxy Statement/Prospectus in the section entitled ”Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 183 of the Proxy Statement/Prospectus and is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company as of and for the three and six months ended June 30, 2025 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of CFI

The following discussion and analysis of CFI’s financial condition and results of operations should be read in conjunction with our audited consolidated financial statements for the six months ended June 3, 2025, the year ended December 31, 2024 and for the period from August 14, 2023 (inception) through December 31, 2023 and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements”, “Risk Factors”, and elsewhere in this proxy statement/prospectus.

In this section, “we”, “us”, “our” and “CFI” refer to Zhong Guo Liang Tou Group Limited, a holding company, and its wholly owned subsidiaries..

Overview

CFI is a holding company incorporated in the British Virgin Islands (“BVI”) with no material operations of our own. Through our wholly-owned subsidiaries, CFI HK, OpCo 1, OpCo 2, OpCo 3, OpCo 4, and OpCo 5 (together with CFI, “the Company”), we operate within the health and wellness food industry or holistic health food industry, focusing on distributing natural, grain-based health foods that support preventative health and wellness. We offer products that cater to the rising demand for safe, high-quality nutritional options, blending modern technology with traditional Chinese medicine.

Our operations commenced in May 2024 and our key products at December 31, 2024 include Shangshan Suyang Porridge, plant-based essential oils, collagen peptide prebiotics, natto compound gummy supplements, and slimming biscuits. We manage our business in two operating segments: wholesale distribution and live-stream sales, which account for approximately 94.0% and 4.0%, respectively, of consolidated revenue for the year ended December 31, 2024. The whole sale distribution segment consists of product sales made through our extensive distributor network. The live-stream sales segment consists of digital coupon sales made through online platforms, primarily live-streaming platforms such as Douyin (TikTok), Meituan and Kuaishou.

OpCo 1, OpCo 2, OpCo 3, OpCo 4, and OpCo 5 are collectively referred to as the “PRC Subsidiaries”.

Recent Developments

In the second quarter of 2025, our new office in Hengqin officially commenced operations, with a total floor area of approximately 2,247.34 square meters. This facility primarily supports our core business activities, such as live streaming operations and supply chain management services, among others. To enhance our operational performance and strengthen market competitiveness, we have made significant investments in the live streaming segment. This includes establishing new live streaming rooms, equipping them with advanced broadcasting equipment, and leveraging cutting-edge AI-powered live streaming technology to comprehensively boost the market competitiveness of this business line. Concurrently, during this quarter, we invested RMB 1 million in a high-growth small household appliance enterprise, acquiring a 5% equity stake.

Research and Development, Patents and licenses

We have established a substantial research and development (R&D) function, collaborating with prominent Chinese institutions, such as the Heilongjiang Academy of Chinese Medicine, the Chinese Academy of Chinese Medical Sciences, and the National Grain Center. Our R&D team comprises 39 scientists, including two Changjiang Scholars and six project leads on key national scientific initiatives. Key research projects focus on creating high-quality, non-GMO grain-based health products with high nutritional value, addressing growing consumer demand for natural health solutions.

Over the past fiscal year, our R&D team has prioritized the transformation of underutilized agricultural commodities into scientifically validated wellness products, aligning with global demand for natural, sustainable health solutions. Key milestones as of June 30, 2025 include:

●	66 trademark rights related to health and wellness

●	13 patents including healthy food manufacturing and package appearance

●	5 copyrights for works of fine art

●	17 patents and licenses under application

Business Combination Agreement

In September 2024, the parent company of CFI, Rosy Sea Holdings Limited (“Rosy Sea”), entered into a definitive business combination agreement which was subsequently amended and restated effective December 18, 2024, with Iron Horse Acquisitions Corp (“Iron Horse”). The purpose of this agreement is to enable CFI, through its ownership by Rosy Sea, to become a wholly owned subsidiary of Iron Horse, which will subsequently be renamed China Food Investment. This strategic merger aims to enhance market presence and capitalize on growth opportunities in the health and biotechnology food sector. The completion of this transaction is subject to certain constraints, including due diligence, regulatory approvals, and Nasdaq’s consent.

Components of Operating Results

Revenue

Revenue represents the sales of inventories and digital coupons to customers where our performance obligation to transfer a promised good or service to a customer is satisfied as of period end and is reported net of variable consideration, including applicable discounts, estimated returns, estimated allowances, estimated refunds, and estimated service fees.

Revenue from our wholesale distribution segment is comprised of sales of inventories to distributors. We have determined that distributor agreements that include a minimum purchase volume do not create a material right that gives right to a separate performance obligation as there are no discounts or other incentives provided to the distributor associated with the distribution agreement, or with the minimum purchase volume. Our performance obligation is created as new orders are received from a distributor. We are not obligated to transfer any products until a distributor submits an order specifying the quantity of products it wishes to purchase, which represents an option to purchase additional goods, not variable consideration. As a result, the Company recognizes revenue at the time control of the products ordered transfers to the distributor.

We determined that any variable consideration related to a potential shortfall to a minimum purchase volume at the end of the distributor agreements was deemed to be fully constrained at inception and therefore excluded from the initial transaction price due to the high degree of uncertainty and risk associated with these potential payments as we could not assert that it was probable that a significant reversal in the amount of revenue recognized would not occur. We will recognize any remaining revenue associated with a shortfall to a minimum purchase volume during the period we can assert that it is probable that a significant reversal in the amount of revenue recognized would not occur. We review our variable consideration estimates at the end of each quarter. As of December 31, 2024 we could not assert that it was probable that a significant reversal in the amount of revenue recognized would not occur for a potential shortfall to the minimum purchase volume at the end of the in place distributor agreements, which have a remaining term of twelve months.

Additionally, if the minimum purchase volume is not met, we may reassess whether to renew the distribution agreement or maintain the distributor at their current tier, ensuring alignment with our strategic objectives and market conditions.

Revenue from our live-stream sales segment is comprised of sales of digital coupons to customers for goods or services (or discounts on goods or services) to be provided by third-party merchants. We determined that we are the principal in these transactions as we have complete discretion in establishing the pricing of the digital coupons.

Cost of Revenues

Cost of revenue consists primarily of the cost of inventories where the performance obligation to transfer a promised good or service to the customer is satisfied as of period end.

Operating Expenses

Operating expenses consists of selling expenses, general and administrative expenses and research and development costs.

Selling Expenses

Selling expenses are recorded when incurred and consists primarily of advertising costs on social networking sites and affiliate programs, offline marketing costs, such as television, and online marketing costs, such as search engine marketing. We evaluate selling expense as a percentage of gross profit because it gives us an indication of how well our marketing spend is driving gross profit performance.

General and Administrative Expenses

General and administrative expenses are recorded when incurred and consist primarily of compensation expense, including employee benefits, for employees involved in customer service, operations, technology, as well as general corporate functions, such as finance, legal, and human resources. Additional costs include depreciation and amortization, rent, utilities, professional fees, travel and entertainment, recruiting, maintenance, certain technology costs and other general corporate costs. We evaluate general and administrative expenses as a percentage of gross profit because it gives us an indication of our operating efficiency.

Research and Development Costs

Research and development costs are recorded when incurred and consist primarily of compensation expense, including employee benefits, for employees involved in national scientific initiatives as well as const for contractors engaged in research, design and development activities related to these national scientific initiatives, as well as costs for prototypes, licensed or purchased intellectual property, facilities and travel. We evaluate research and development costs as a percentage of gross profits because it gives us an indication of how we are funding our innovation and growth relative to the earnings from core products.

Other Income, net

Other income consists primarily of interest income from bank deposits.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. The foreign currency translation gain results from the translation of the financial statements expressed in RMB to USD is reported in other comprehensive income.

Key Factors Affecting Our Performance

Our results of operations and our ability to grow our business over time could be impacted by a number of factors and trends that affect our industry generally, as well as new offerings of products and services we may acquire or seek to acquire in the future. Additionally, our business is concentrated in certain markets, putting us at risk of region-specific disruptions such as adverse economic, regulatory, political, weather and other conditions. See “Risk Factors” elsewhere in this proxy statement/prospectus for further discussion of risks affecting our business. We believe the factors discussed below are key to our success.

Attracting and Retaining Customers

Our wholesale distribution segment depends on our ability to attract and retain individual distributors to comprise our entire distribution network. Recruiting, onboarding, and training new distributors can be time-consuming and costly, impacting our ability to replace distributors that are underperforming, expand our market share, maintain positive relationships with the end consumer of our products, and sustain financial stability.

Our live-stream sales segment depends on our ability to attract and retain local merchants who are willing to offer us digital coupons to the local merchants’ experiences. Merchants can cancel their unsold digital coupon offerings at any time, and their willingness to continue offering the digital coupons through our live-stream offerings depends on the effectiveness and reach of our live-stream offerings. We are focused on improving the live-stream offerings and merchant value proposition by exploring opportunities to better balance the needs of the local merchant partners, end customers, and CFI.

To grow our business, we must continue to acquire new distributors and local merchants and successfully engage and retain them, including assisting our distributors to engage and retain customers for the distributor’s business. Our marketing strategy aims to preserve liquidity and achieve profitability, while simultaneously attracting long-term customers to fuel a return to growth. We utilize both digital and offline channels to attract new visitors to our website and subsequently convert them into customers. Our marketing costs are largely composed of advertising. At any given time, our advertising efforts may include, social media marketing, keyword search campaigns, affiliate programs, partnerships, campaigns with celebrities and influencers, display advertising, television, radio, video, content, direct mail, email, mobile “push” communications, SMS, and search engine optimization. We expect our marketing expenses to vary from period to period.

Inventory Management

We do not currently have in-house production capabilities and depend entirely on OEM suppliers for sourcing raw materials and manufacturing finished products. We are exposed to risks associated with supplier disruptions, including production delays, shortages of raw materials, or operational inefficiencies, that may impact our ability to meet our distributors demand or maintain product quality. This can be exacerbated by our reliance on our distributors’ inventory and supply chain management protocols to plan our inventory and supply chain management needs. Inaccurate demand forecasting, poor inventory management, or delays in placing orders by distributors could disrupt our orders to the OEM suppliers. For example, overstocking by distributors could lead to outdated or unsold inventory that could adversely affect our business if distributors negotiate reduced orders or delay payments due to financial difficulties. Whereas, understocking by distributors could result in product shortages and lost sales opportunities. Such inefficiencies in inventory and order management could impair our ability to meet customer expectations and achieve our revenue targets.

Impact of Macroeconomic Conditions

We may be impacted by adverse consequences of the macroeconomic environment, including but not limited to, global economics and geopolitical uncertainty, higher labor costs, labor shortages, government regulations, trade restrictions and tariffs, supply chain challenges and resulting changes in consumer and merchant behavior. We cannot predict whether, or when, such circumstances may improve or worsen or what impact such circumstances could have on our business.

Increasing prices in the component materials for our inventories that we source from our suppliers may impact the availability, the quality and the price of our products, as suppliers search for alternatives to existing materials and increase the prices they charge. Our suppliers may also fail to provide consistent quality of products as they may substitute lower cost materials to maintain pricing levels.

Our operating expenses also reflect significant elements for freight, including fuel, which has significantly increased due to the effects of the coronavirus (COVID-19) pandemic, the Russia-Ukraine war and the conflicts in the Middle East. Rapid and significant changes in commodity prices such as fuel and plastic may negatively affect our profit margins if we are unable to mitigate any inflationary increases through various customer pricing actions and cost reduction initiatives.

A discrete event impacting a specific customer, industry or region in which we have a concentrated exposure could negatively impact our results of operations.

Foreign Currency Translation Risk

Our reporting currency is the U.S. dollar and our operations in the PRC use its local currency as the functional currency. Substantially all of our revenue and expenses are in the Chinese Renminbi (“RMB”). We are subject to the effects of exchange rate fluctuations with respect to any such currency. For example, the value of the RMB depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market.

The consolidated income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations.

Income Taxes

We are incorporated in the British Virgin Islands and have operations in China. Under current British Virgin Islands law, our income is not subject to taxation. In addition, dividends paid by Chinese subsidiaries to shareholders are not subject to withholding tax in the British Virgin Islands. Currently, the Company is liable to pay income tax on profits on its operations in China.

Our effective tax rate will continue to vary from year to year based on the tax rate in the jurisdiction of our organization, the geographical resources of our earnings and the tax rates in those countries, the tax relief and incentives available to us, the financing and tax planning strategies employed by us, changes in tax laws or the interpretation thereof, and movements in our tax reserves, if any.

The Company calculates its consolidated provision for income taxes based on the asset and liability method. This involves determining deferred tax assets and liabilities based on temporary differences between the consolidated financial statements and income tax bases of assets and liabilities. These deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the year in which these temporary differences are anticipated to be settled or recovered. If there is evidence that indicates some portion or all of the recorded deferred tax assets will not be realized in future periods, the deferred tax assets are recorded net of a valuation allowance.

The Company evaluates uncertain tax positions to determine if they are likely to be sustained upon examination, and a liability is recorded when such uncertainties fail to meet the “more likely than not” threshold.

Results of Operations:

Comparison of the six months ended June 30, 2025 and 2024

The following table summarizes our results of operations for the six months ended June 30, 2025 and 2024:

	For the six months ended June 30
	2025	2024	% Change
	(in thousands)
Revenues, net	$11,979	$962	1,145%
Costs of revenue	(4,983)	(443)	1,025%
Gross profit	6,996	519	1,248%
Total operating expenses	(2,317)	(144)	1,507%
Operating income	4,679	375	1,148%
Total other income, net	248	5	4,518%
Income before income taxes	4,927	380	92%
Income tax expense	(1,231)	(23)	5,218%
Net income	$3,696	$357	935%
Other comprehensive income (loss)	232	(35)	763%
Comprehensive income	$3,928	$322	1,119%

As our operations commenced in May 2024, the six months ended June 30, 2025 and 2024 are not comparative as the stages of operations of the company were significantly different in the comparative periods.

Revenue. For the six months ended June 30 2025, the operating income of the company is $11.97 million, of which $8.43 million is attributable to sales transactions in the wholesale distributor segment, and $3.54 million is attributable to sales transactions in the live-streaming sales segment, which is net of less than $0.16 million of service fees incurred on the associated sales transactions. We focused on strategic promotional campaigns and new product launches to reach new customers and increase business with existing customers to drive revenue growth during the six months ended June 30, 2025, and have experienced an increase in revenue of $0.63 million from the year ended December 31, 2024, with approximately 8-months of operations) to the six months ended June 30, 2025.

Cost of Revenue. For the six months ended June 30 2025, the company recognized $4.98 million in cost of revenue, attributable to the cost of inventories and $1.72 million associated with revenues for the same period.

Operating Expenses. For the six months ended June 30, 2025, the Company recognized $2.32 million in operating expenses, of which approximately $0.06 million is attributable to employee compensation, including benefits, approximately $0.23 million is attributable to depreciation and amortization, approximately $1.02  million is attributable to office expenses and approximately $1.24 million is attributable to advertising expenses, and $0.58 million is attributable to research and development activities. We focused on scaling and growing the business during the first half of 2025 as business operations generated cash flow that permitted us to hire additional employees, establish a sales and marketing function that is establishing strategic promotional campaigns, and establish a research and development function that will enable us to expand our product offerings. Accordingly, we experienced an increase in operating expenses of $2.68 million from the year ended December 31, 2024 to the six months ended June 30, 2025.

Other Income, net. For the six months ended June 30 2025, the company’s other income amounted to $0.25 million, of which approximately $0.20 million is interest income that we earn on our cash deposit accounts.

Comparison of year ended December 31, 2024 and period from August 14, 2023 (inception) through December 31, 2023

The following table summarizes our results of operations for the year ended December 31, 2024 and period from August 14, 2023 (inception) through December 31, 2023:

	Year ended December 31, 2024	Period from August 14, 2023 (inception) to December 31, 2023
	(in thousands)
Revenues, net	$11,347	$—
Cost of revenues	(3,803)	—
Gross profit	7,544	—
Total operating expenses	(2,001)	—
Operating income	5,542	—
Total other income, net	67	—
Income before income taxes	5,609	—
Income tax expense	(1,613)	—
Net income	$3,996	$—
Other comprehensive income	(121)	—
Comprehensive income	$3,875	$—

There were no results of operations for the period from August 14, 2023 (inception) to December 31, 2023 as our only transaction was a capital contribution from our stockholder as our operations did not commence until May 2024.

Revenues, net was approximately $11.3 million for the year ended December 31, 2024, of which approximately $10.6 million is attributable to sales transactions in the wholesale distributor segment and approximately $0.7 million is attributable to sales transactions in the live-streaming sales segment, which is net of less than $0.1 million of service fees incurred on the associated sales transactions.

Cost of revenues was approximately $3.8 million for the year ended December 31, 2024, and is attributable to the cost of inventories associated with revenues for the same period.

Total operating expenses was approximately $2.0 million for the year ended December 31, 2024, of which approximately $0.9 million is attributable to employee compensation, including benefits, approximately $0.2 million is attributable to depreciation and amortization, approximately $0.7 million is attributable to office expenses and approximately $0.2 million is attributable to advertising expenses.

Liquidity and Capital Resources

Overview

Historically, our primary uses of cash have been to finance working capital needs and to make deposits with certain of our suppliers. We expect that we will be able to meet our needs to fund operations, capital expenditures and other commitments in the next 12 months primarily with our cash and cash equivalents, operating cash flows and bank borrowings.

We may, however, require additional cash resources due to changes in business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could result in additional dilution to stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financial covenants that would restrict operations. Financing may not be available in amounts or on terms acceptable to us, or at all.

Our primary sources of liquidity have been cash provided by operating activities, our cash and cash equivalents, which have historically been sufficient to meet our working capital and substantially all of our capital expenditure requirements.

As of June 30,2025, our cash and cash equivalents totaled $40.22 million and a net working capital surplus of approximately $7.46 million. As of June 30, 2025, all of our cash and cash equivalents were held by our PRC Subsidiaries.

We believe our existing cash and cash equivalents will be sufficient to meet our working capital and capital expenditure needs over at least the next twelve months, though we may require additional capital resources in the future. Additionally, if the wholesale distribution segment and live-stream sales segment revenue mix changes, the operating cash flow generated from the wholesale distribution segment may not be sufficient to cover operating costs and additional capital resources may be required in the future. We may elect to raise additional capital through the sale of equity to fund our future needs beyond the next twelve months or through the acquisition of a debt facility.

Cash Flows Summary

Presented below is a summary of our net cash flows from operating, investing and financing activities:

	For the six months ended June 30,		For the year ended December 31,	For the period from August 14, 2023 (inception) to December 31,
	2025	2024	2024	2023
	(in thousands)
Net cash provided by (used in):
Operating activities	$(1,665)	$8,070	$42,116	$—
Investing activities	(249)	(4)	(52)	—
Effect of exchange rates on cash and cash equivalents	703	(74)	(631)	—
Net change in cash and cash equivalents	$(1,211)	$7,992	$41,433	$—

Our cash flow for the period from August 14, 2023 (inception) to December 31, 2023 was nominal as we did not commence operations until May 2024.

Cash flows (used in) provided by operating activities

Net cash used in operating activities was $1.67 million. This consisted primarily of a $3.70 million consolidated net profit, decreases in interest income, other receivables, rental and other deposits, inventories, other taxes receivable, accounts payable, accruals, advance from customer, other taxes payable. Net cash used in operating activities was partially offset by non-cash items of depreciation and amortization of $0.23 million, increase of interest expenses of $5,609, prepayment of $232,159, accounts receivable of $850, other payable of $7,118 and income tax payable of $249,145.

Cash provided by operating activities of approximately $42.1 million is primarily attributable to approximately $4.0 million net income, adjusted primarily by an increase of approximately $38.3 million of advances from customers, approximately $1.4 million of accrued taxes, approximately $0.6 million of accounts payable and approximately $0.2 million of accrued expenses and other current liabilities, offset by an increase of approximately $1.3 million of prepayments from suppliers, approximately $1.4 million of inventories, and approximately less than $0.1 million of accounts and other receivable, and increased by noncash expense associated with depreciation and amortization of approximately $0.2 million and provision for inventory shrinkage of approximately $0.1 million.

Cash flows provided by (used in) investing activities

Net cash used in investing activities totaled $0.25 million, 0.31 million primarily allocated to the acquisition of intangible assets and fixed assets, 0.14 million allocated to long-term investment, while $0.20 million generated from investing activities is interest income.

Cash used in investing activities of approximately less than $0.1 million is primarily attributable to a loan made and repaid to our construction developer for RMB 20 million (approximately $2.8 million at December 31, 2024) and a purchase of an intangible asset of approximately less than $0.1 million.

Holding Company Structure

We face various risks and uncertainties relating to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a United States or other foreign exchange. These risks could result in a material adverse change in our operations and the value of our common stock, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For a detailed description of risks relating to doing business in China, see “Risk Factors — Risks Related to Doing Business in the PRC.”

The PRC government’s significant discretion and authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature may cause the value of our securities to significantly decline or become worthless. For more details, see “Risk Factors — Risks Relating to Doing Business in the PRC — Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of New CFI’s securities, including that it could cause the value of such securities to significantly decline.”

Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and cause our Common Stock to decrease in value or become worthless. For more details, see “Risk Factors — Risks Relating to Doing Business in the PRC — Uncertainties with respect to the legal system and changes in laws and regulations in mainland China could adversely affect us.”

Cash and Other Assets Transfers between the Holding Company and Its Subsidiaries

As of June 30, 2025, we had made no capital contributions to our PRC Subsidiaries, neither directly nor through intermediate holding companies.

To date, there have not been any dividends or other distributions from our PRC Subsidiaries to CFI HK or CFI, both of which are located outside of mainland China. CFI and CFI HK, as holding companies, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries for their cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to their stockholders, subject to our charter and M&A and BVI law or HK law (as applicable) or to service any expenses and other obligations it may incur.

Within our direct holding structure, the cross-border transfer of funds from CFI HK to its PRC Subsidiaries is permitted under laws and regulations of the PRC currently in effect. Specifically, CFI HK is permitted to provide funding to its PRC Subsidiaries in the form of shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements in China. There are no quantity limits on CFI HK’s ability to make capital contributions to its PRC Subsidiaries under the PRC law and regulations. However, the PRC Subsidiaries may only procure stockholder loans from CFI HK in an amount equal to the difference between its registered capital and total investment amount as recorded in the Chinese Foreign Investment Comprehensive Management Information System or 2.5 times of its net assets, at the discretion of such PRC Subsidiaries.

For additional information, see “Risk Factors — Risks Related to Doing Business in the PRC — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

The PRC Enterprise Income Tax Law (the “EIT Law”) and its implementation rules provide that a withholding tax will be applicable to dividends payable by PRC companies at a rate of 10% to non-PRC-resident enterprises, unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by CFI HK from our PRC Subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC Subsidiaries.

If CFI or CFI HK is classified as a PRC resident enterprise for PRC enterprise income tax purposes because the PRC tax authorities determined that either CFI or CFI HK has an actual management body located within the territory of China, we will be subject to a uniform 25% enterprise income tax rate on our worldwide income, which would materially reduce net income.

For additional information, see “Risk Factors — Risks Related to Doing Business in the PRC — Under the PRC Enterprise Income Tax Law, New CFI may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to New CFI and its non-PRC shareholders and have a material adverse effect on its results of operations and the value of your investment.”

There is no assurance that the PRC government will not intervene or impose restrictions on the ability of us or our PRC Subsidiaries to transfer cash. Most of our cash is in Renminbi, and the PRC government could prevent the cash maintained in our bank accounts in mainland China from leaving mainland China, could restrict deployment of the cash into the business of our subsidiaries and restrict the ability to pay dividends. For details regarding the restrictions on our ability to transfer cash between us, and our subsidiaries, see “Risk Factors — Risks Related to Doing Business in the PRC — Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations and affect the value of your investment.”

We currently do not have cash management policies that dictate how funds are transferred between our holding company and our subsidiaries.

Restrictions on Our Ability to Transfer Cash Out of the PRC and to U.S. Investors

Our PRC Subsidiaries ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our PRC Subsidiaries to pay dividends to its shareholders only out of its accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, under PRC law, our PRC Subsidiaries are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. If our PRC Subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to CFI HK.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC Subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any.

For additional information, see “Risk Factors — Risks Related to Doing Business in the PRC — Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations and affect the value of your investment.”

Commitments and Contingencies

Legal Proceedings

The Company is periodically involved in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions, and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Commitments

Our contractual obligations and other commitments as of June 30, 2025 consist of lease payments on a lease that terminates on December 31, 2027 and purchase commitments under non-cancellable arrangements.

	Total	Less than 1 year	1 – 3 years	3 – 5 years
	(in thousands)
Contractual obligations:
Purchase commitments on non-cancellable arrangements	$586	$586	$—	$—
Operating lease obligations	$548	$548	$548	—

Government Contribution Plan

Pursuant to the laws applicable to companies organized under the laws of the PRC, the PRC Subsidiaries are required to participate in a government-mandated multi-employee defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. Chinese labor regulations require the PRC Subsidiaries to pay to the local labor bureau a monthly contribution rate based on the monthly basic compensation of qualified employees. The relevant local bureau is responsible for meeting all retirement benefit obligations and there are no further commitments beyond the monthly contribution for the PRC Subsidiaries.

Off-Balance Sheet Financing Arrangements

As of June 30, 2025, we did not have any off-balance sheet arrangements.

Related Party Transactions

On May 30, 2024, the stockholder of Rosy Sea contributed to the Company (i) a building with a gross floor area of 4,032.36 square meters and (ii) a land use right for 18,000 square meters that expire in September 2056, both of which are located in Deliger Industrial Park, Duerbot Mongolian Autonomous County, Daqing City, Heilongjiang Province. These building and land use rights (collectively, the “Contributed Assets”) were recorded on the contribution date at fair value of RMB 30,310,000 ($4,189,937 at May 30, 2024 and $4,153,193 at December 31, 2024) and RMB 19,860,000 ($2,745,369 at May 30, 2024 and $2,721,294 at December 31, 2024), respectively.

Critical Accounting Policies and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. For a description of our significant accounting policies, see Note 2 to our consolidated financial statements for the year end December 31, 2024 and the period from August 14, 2023 (inception) through December 31, 2023 and the related notes thereto which are included elsewhere in this proxy statement/prospectus.

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires management to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this proxy statement/prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

ASC 606 requires the use of a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

In accordance to ASC 606, the Company recognizes revenue when it transfers its goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. The Company accounts for the revenue generated from sales of its products primarily to its customers in PRC, as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. All of the Company’s contracts have one single performance obligation as the promise is to transfer the individual goods to customers, and there is no separately identifiable other promises in the contracts. The Company’s revenue streams are recognized at a point in time when title and risk of loss passes and the customer accepts the goods, which generally occurs at the time of shipment for the wholesale distribution segment and the time of digital coupon redemption for the live-stream sales segment. The Company’s sales are net of value added tax (“VAT”) and business tax and surcharges collected on behalf of tax authorities in respect of product sales.

We make significant estimates related to revenue recognition including estimates for refund reserves for digital coupons that will be refunded as a result of customer dissatisfaction with goods or services received, services fees paid to the live-stream platforms for digital coupons redeemed, and an allowance for inventories that will be returned. We estimate refunds, service fees and returns allowance using historical refund, service fee, and redemption experience. We also consider trends when making those estimates that could be driven by changes to our policies, or in general, economic conditions that may impact customer behavior. We reevaluate our estimate as facts and circumstances change and at the end of each quarter. These estimate rely on judgments regarding future expectations of customer behavior. While the basis of our estimates is historical data, customer behavior may not always be predictable. If actual refunds and returns differ from our estimates, the effects could be material to the consolidated financial statements.

We evaluate our variable consideration estimates related to the potential shortfall to a minimum purchase volume at the end of our distributor agreements and recognize revenue in the period we can assert it is probable that a significant reversal in the amount of revenue recognized would not occur.

Contract Assets and Liabilities

Payment terms are established based upon credit approvals. Contract assets are recognized for in related accounts receivable. Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The contract liability balance can vary significantly depending on the timing when an order is placed and when shipment, delivery, and digital coupon redemption occurs. As of June 30, 2025 and December 31, 2024, other than accounts receivable and advances from customers, the Company had no other material contract assets, contract liabilities or deferred contract costs recorded on its consolidated balance sheets. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in general and administrative expense when incurred.

The Company generally warrants that its products will substantially conform to the agreed-upon specifications. The Company’s liability is limited to either a credit equal to the purchase price or replacement of the defective part. Returns and refunds have historically been immaterial. As such, the Company does not record a specific return or refund reserve and does not consider activities related to such activities to be a separate performance obligation.

Inventories

Inventory consists of finished goods and is stated at the lower of cost or net realizable value. Cost is determined using a first-in, first-out (“FIFO”) methodology. The Company writes down excess and obsolete inventory to its estimated net realizable value based upon assumptions about future demand and market conditions. For finished goods, if the estimated net realizable value for an inventory item, which is the estimated selling price in the ordinary course of business, less reasonably predicable costs to disposal, is lower than its cost, the specific inventory item is written down to its estimated net realizable value. Provisions for inventory write-downs are included in the cost of revenues in the consolidated statements of income. Inventories are carried at this lower cost basis until sold or scrapped.

Valuation of Contributed Assets

The fair value of the Contributed Assets from the stockholder of Rosy Sea was determined by our board of directors, after considering a third-party valuation and input from management, as there is no public trading market for the Contributed Assets.

The cost approach was determined to be the most appropriate valuation methodology as relevant financial data, valuation information, and appraisal data for these Contributed Assets was readily available. The cost approach estimates fair value based on the expected cost to replace or reproduce the assets and relies on assumptions regarding the occurrence and extent of any physical, functional and/or economic obsolescence. The fair value is calculated by multiplying the replacement cost of the Contributed Assets by the condition rate

The replacement cost of the Contributed Assets considered the cost to reacquire the asset as of the contribution date, including all reasonable and necessary expenses, capital cost and profit.

The condition rate refers to the ratio obtained by subtracting physical depreciation, functional depreciation, and economic depreciation from the asset’s replacement cost and then dividing that difference by the replacement cost, were:

●	Physical depreciation refers to the loss in value of an asset due to wear and tear and natural forces affecting the physical performance of the asset.

●	Functional depreciation is caused by technological advancements that make an asset’s functions relatively obsolete.

●	Economic depreciation refers to the loss in value due to external conditions causing the asset to become idle or decrease in earnings.

Impairment of Long-lived and Intangible Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company uses market quotes, if available or an estimate of the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether or not the asset values are recoverable. Identified intangible assets are reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company has determined there have been no events and circumstances that indicate possible impairment since inception on its long-lives and intangible assets.

Income Taxes

We account for income taxes using the asset and liability method and assess whether it is more likely than not that the deferred tax assets will be realized. We are also subject to taxation in BVI, Hong Kong, and the PRC. Significant judgment is required in determining the worldwide provision for income taxes and recording the related income tax assets and liabilities.

To assess whether it is more likely than not that deferred tax assets will be realized and whether a valuation allowance needs to be recorded against them, we consider the following four sources of taxable income for each tax jurisdiction: (a) future reversals of existing taxable temporary differences, (b) projected future earnings, (c) taxable income in carryback years, and (d) tax planning strategies.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rate could be adversely affected by earnings being lower than anticipated in countries where it has lower statutory rates and higher than anticipated in countries where it has higher statutory rates, by changes in foreign currency exchange rates, by changes in the valuation of deferred tax assets and liabilities, by changes in the measurement of certain tax positions, by changes affecting transfer pricing or by changes in the relevant laws, regulations, principles and interpretations.

The Company’s operating subsidiaries in China are subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the year ended December 31, 2024 or for the period from August 14, 2023 (inception) through December 31, 2023. The Company’s operations in the PRC commenced during 2024, and as such has not yet been required to file a tax return with PRC tax authorities.

Facilities

The properties of the Company are described in the Proxy Statement/Prospectus in the section entitled “Information About CFI Group” beginning on page 126 thereof and that information is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock immediately following consummation of the Transactions by:

●	each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

●	each of our named executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o Zhong Guo Liang Tou Group Limited, Room 2712, Zhuhai Center Building, No. 1663 Yinwan Road, Xiangzhou District, Zhuhai City, Guangdong Province, People’s Republic of China.

The beneficial ownership of our Common Stock is based on 51,235,000 shares of Common Stock issued and outstanding immediately following consummation of the Transactions, including the redemptions as described above.

Beneficial Ownership Table

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Rosy Sea Holdings Limited	47,689,349	93.08%

Directors and Named Executive Officers:
Zhenjun Jiang, Chairman of the Board, Chief Executive Officer(10)	47,689,349	93.08%
Weihong Zhu, Chief Financial Officer	—	*	%
Pan Hu, Director and Chief Operating Officer	—	*	%
John L. Suprock, Independent Director	—	*	%
Lydia Bergamasco, Independent Director	—	*	%
Donghai Li, Independent Director	—	*	%
Jinyu Huang, Independent Director	—	*	%
Lili Zhang, Independent Director	—	*	%

Directors and executive officers as a group (10 individuals)	47,689,349	93.08%

*	Less than one percent.

(1)	Mr. Zhenjun Jiang, the Chairman of the Board and Chief Executive Officer of the Company holds 100% ownership in Rosy Sea Holdings Limited and also serves as its sole director, principal executive officer and principal financial officer.

Directors and Executive Officers

The Company’s directors and executive officers upon the Closing are described in the Proxy Statement/Prospectus in the section entitled “Directors and Officers of New CFI After the Business Combination” beginning on page 204 thereof and that information is incorporated herein by reference.

Directors

Pursuant to the approval of Iron Horse stockholders from the Special Meeting, the following persons will constitute the Company’s Board effective upon the Closing: Zhenjun Jiang, Lili Zhang, Pan Hu, John L. Suprock, Lydia Bergamasco, Donghai Li, and Jinyu Huang. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section titled “Directors and Executive Officers of New CFI After the Business Combination” beginning on page 204, which is incorporated herein by reference.

Independence of Directors

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of the directors qualify as “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules, other than Zhenjun Jiang and Pan Hu. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Effective as of the Closing, the standing committees of the Company’s Board consist of an audit committee (the “Audit Committee”), a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) and a compensation committee (the “Compensation Committee”). Each of the committees report to the Board.

Effective as of the Closing, the Board appointed John L. Suprock, Lydia Bergamasco, and Jingyu Huang to serve on the Audit Committee, with Jingyu Huang as chair. The Board appointed John L. Suprock and Jingyu Huang to serve on the Compensation Committee, with Mr. Suprock as chair. The Board appointed Donghai Li and Lydia Bergamasco to serve on the Nominating and Corporate Governance Committee, with Nominating and Corporate Governance Committee as chair.

Executive Officers

Effective as of the Closing, Mr. Zhenjun Jiang was appointed as Chairman and Chief Executive Officer. Effective as of the Closing, the Board appointed Pan Hu to serve as Chief Operating Officer and Weihong Zhu to serve as Chief Financial Officer. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section titled “Directors and Executive Officers of New CFI After the Business Combination” beginning on page 2204, which is incorporated herein by reference.

CN HEALTHY EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “the company,” “CFI,” “we,” “us,” “our” and similar terms refer to CN Healthy prior to the Closing.

Summary Compensation Table

The following table sets forth the compensation earned by CFI’s directors and executive officers who will continue to serve in such capacities for CN Healthy after consummation of the Business Combination for his services rendered in all capacities during the fiscal years ended December 31, 2024 and 2023. Weihong Zhu who will serve as Chief Financial Officer of CN Healthy did not serve as an executive officer of CFI in fiscal years 2024 or 2023.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Zhenjun Jiang President, Chief Executive Officer and Chief Financial Officer	2024	0	0	0	0	0
	2023	0	0	0	0	0

NARRATIVE TO SUMMARY COMPENSATION TABLE

Employment Agreements

Compensation of Directors

CFI does not compensate its directors for their service on the board of directors.

Stock Option Plans — Outstanding Equity Awards at Fiscal Year End

None.

Certain Relationships and Related Transactions

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Person Transactions—Certain Transactions of CFI” beginning on page 222 thereof and are incorporated herein by reference.

Further, as described in Item 1.01 above, on September 30, 2025, the Company entered into the Sponsor Satisfaction Agreement with CFI and the Sponsor addresses CFI’s obligation under the Business Combination Agreement to fund the Sponsor Debt at the closing of the Business Combination. In lieu of the Company tendering the full amount of the Sponsor Debt, the Company, CFI and the Sponsor entered into the Satisfaction Agreement, pursuant to which the Sponsor will accept a combination of $1,657,949.96 in cash upon the closing of the business combination, and a $1,421,343.13 promissory note as full satisfaction of the Sponsor Debt. Satisfaction and discharge of the Sponsor Debt is dependent on the Company’s delivery of the Sponsor Cash Payment at the closing of the business combination and the execution of the Sponsor Promissory Note within forty-five (45) days from the execution of the Sponsor Satisfaction Agreement. In the event that the Company fails to repay the amount due under the Sponsor Promissory Note within forty-five (45) days of its execution, the Company agrees to issue five million for the Company’s Common Stock to the Sponsor.

On September 30, 2025, Iron Horse and CFI jointly issued a $1,421,343.13 senior promissory note to the Sponsor, maturing November 17, 2025, bearing 15% default interest upon an event of default as defined therein. On the same day, Iron Horse paid $1,657,949.96 in cash to the Sponsor.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information About CFI Group-Legal Proceedings” beginning on page 126, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Price and Dividend Information

The market price of and dividends on Iron Horse’s common equity, warrants and units and related stockholder matters is described in the Proxy Statement/Prospectus in the Section entitled “Ticker Symbol, Market Price and Dividend Policy” beginning on page 23 thereof and that information is incorporated herein by reference.

The Common Stock and Warrants commenced trading on Nasdaq under the symbols “UCFI” and “UCFIW,” respectively, on October 1, 2025, subject to ongoing review of the Company’s satisfaction of all listing criteria following the Business Combination, in lieu of the common stock and warrants of Iron Horse. Iron Horse’s units and rights ceased trading separately on Nasdaq on October 1, 2025.

Following its listing on Nasdaq on October 1, 2025, the Company was notified by Nasdaq that it had received a notification from personnel at the CSRC informing Nasdaq that the CSRC had not yet completed its process of review of the Company’s U.S. listing. As a result, Nasdaq has halted trading in the Company’s Common Stock and Warrants while it seeks clarification of these matters from the Company.  The Company believes it has satisfied its obligations with respect to the CSRC and has received a legal opinion from its Chinese securities counsel to that effect.  The Company has provided Nasdaq with additional documentation and is awaiting further information at this time.

Holders of Record

As of the Closing and following the completion of the Transactions, including the redemptions, as described above, the Company had 51,235,000 shares of Common Stock issued and outstanding held of record by 8 holders, no shares of preferred stock outstanding and 9,357,000 warrants outstanding held of record by 2 holders. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Report relating to the issuance of a total of 1,000,000 shares of restricted common stock to Messrs. Bengochea and Caragol, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

The Company’s securities are described in the Proxy Statement/Prospectus in the section entitled “Description of Iron Horse’s Securities” beginning on page 210 thereof and that information is incorporated herein by reference. As described below, the Company’s Second Amended and Restated Certificate of Incorporation was approved by Iron Horse’s stockholders at the Special Meeting and became effective as of the Closing.

Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 3.02. Unregistered Sales of Equity Securities.

At the Closing, the Company issued a total of 1,000,000 shares of restricted common stock to Messrs. Bengochea and Caragol pursuant to the Consulting Agreements. The disclosure under Item 1.01 of this Report relating to the Consulting Agreements is incorporated into this Item 3.02 by reference.

The Company issued the foregoing securities under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated under the Securities Act, as transactions not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 to this Report is incorporated herein by reference.

Item 5.01. Changes in Control of the Registrant.

The information set forth above under Item 1.01 and Item 2.01 of this Report is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in the sections titled “Directors and Officers,” “CN Healthy Executive Compensation,” “Certain Relationships and Related Transactions” and “Indemnification of Directors and Executive Officers” in Item 2.01 to this Report is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 30, 2025, in connection with the consummation of the Transactions, the Company amended and restated its certificate of incorporation, effective as of the Closing (the “A&R Charter”), and amended and restated its bylaws (as amended, the “A&R Bylaws”) effective as of the Closing.

Copies of the A&R Charter and the A&R Bylaws are attached as Exhibit 3.1 and Exhibit 3.2 to this Report, respectively, and are incorporated herein by reference.

The material terms of each of the A&R Charter and the A&R Bylaws and the general effect upon the rights of holders of the Company’s capital stock are included in the Proxy Statement/Prospectus under the sections titled “Proposal No. 2-The Charter Amendment Proposal,” “Proposal No. 3A – 3C – The Advisory Proposal,” “Description of Iron Horse’s Securities,” and “Comparison of Corporate Governance and Stockholder Rights” beginning on pages 94, 96 and 216 of the Proxy Statement/Prospectus, respectively, which are incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on September 30, 2025, the Company adopted a new Code of Business Ethics and Conduct applicable to all employees, officers and directors of the Company. The above description of the Code of Business Ethics and Conduct does not purport to be complete and is qualified in its entirety by reference to the full text of the Code of Business Ethics and Conduct, a copy of which is filed as Exhibit 14.1 hereto and incorporated herein by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, the Company ceased to be a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the sections entitled “Proposal No. 1-The Business Combination Proposal” beginning on page 78 thereof, which is incorporated herein by reference.

Item 8.01. Other Events.

On September 30, 2025, the Company issued a press release announcing the completion of the Business Combination, a copy of which is furnished as Exhibit 99.3 hereto.

The information set forth in Item 8.01 (including Exhibit 99.3) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statement and Exhibits.

(a) Financial Statements of Businesses Acquired.

The unaudited consolidated combined financial information of CFI for the six months ended June 30, 2025 and 2024 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of the Company for the six months ended June 30, 2025 are set forth in Exhibit 99.2 hereto and are incorporated herein by reference.

(c) Exhibits.

Exhibit		Incorporated by Reference
Number	Description	Form	Exhibit	Filing Date

2.1*	Business Combination Agreement dated as of September 27, 2024, by and between Iron Horse Acquisitions Corp. and Rosy Sea Holdings Limited	8-K	2.1	10/2/24

2.2	Amended and Restated Business Combination Agreement dated as of December 18, 2024, by and among Iron Horse Acquisitions Corp., Rosy Sea Holdings Limited and Zhong Guo Liang Tou Group Limited (included as Annex A to this proxy statement/prospectus)	S-4	2.2	12/19/24

2.3	Amendment No. 1 to the Amended and Restated Business Combination Agreement dated December 18, 2024 by and among Iron Horse, Seller and CFI.	8-K	2.1	9/3/25

2.4	Amendment No. 2 to the Amended and Restated Business Combination Agreement dated December 18, 2024 by and among Iron Horse, Seller and CFI	8-K	2.1	9/15/25

3.1	Second Amended and Restated Certificate of Incorporation of CN Healthy Food Tech Group Corp.

3.2	Amended and Restated Bylaws of CN Healthy Food Tech Group Corp.

4.1	Specimen Common Stock Certificate.	S-1	4.2	12/22/23

4.2	Specimen Warrant Certificate.	S-1/A	4.3	12/22/23

4.3	Warrant Agreement, dated as of December 10, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.1	1/2/24

10.1	Satisfaction and Discharge of Indebtedness Agreement, dated as of September 30, 2025, by and among Iron Horse, DBC and the Company.

10.2	Promissory Note, dated as of September 30, 2025, issued to DBC.

10.3	Promissory Note, dated as of September 30, 2025, issued to the Sponsor

10.4	Amended and Restated Registration Rights Agreement, dated as of September 30, 2025, by and among the Company and certain investors

Exhibit		Incorporated by Reference
Number	Description	Form	Exhibit	Filing Date

10.5	Lock-up Agreement, dated as of September 30, 2025, by and between Iron Horse and Rosy Sea Holdings Limited.

10.6	Letter Agreement, dated April 2, 2025, by and between the Sponsor and Zhenjun Jiang

10.7	Sponsor Support Agreement, dated March 6, 2025, by and among Iron Horse, Sponsor, Rosy Sea Holdings Limited and Zhong Guo Liang Tou Group Limited	S-4	10.8	5/6/25

10.8	Company Support Agreement, dated February 27, 2025, by and among Iron Horse Acquisitions Corp., Rosy Sea Holdings Limited and Zhong Guo Liang Tou Group Limited	S-4	10.9	5/6/25

10.9	Form of Consulting Agreement.	S-4	10.15	1/28/25

10.10	Form of Indemnification Agreement.

10.11	Promissory Note, dated September 29, 2025, issued to Yanjun Jiao by Iron Horse Acquisitions Corp.

14.1	Code of Business Ethics and Conduct of CN Healthy Food Tech Group Corp.

21.1	Subsidiaries of the Company.

99.1	Unaudited condensed consolidated financial statements of CFI for the three and six months ended June 30, 2025 and 2024.

99.2	Unaudited pro forma condensed combined financial information of the Company for the six months ended June 30, 2025.

99.3	Press Release dated September 30, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CN HEALTHY FOOD TECH GROUP CORP.

Date: October 5, 2025	By:	/s/ Zhenjun Jiang
	Name:	Zhenjun Jiang
	Title:	Chief Executive Officer